Exhibit 10.23

LB PHARMACEUTICALS INC

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

EFFECTIVE:

Each member of the Board of Directors (the “Board”) of LB Pharmaceuticals Inc (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (such date, the “Effective Date”). This Policy will be effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

A.	Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be prorated based on days served in the applicable fiscal year, with the prorated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000
b.	Non-Executive Chair of the Board (in addition to Eligible Director Annual Board Service Retainer): $30,000

2.	Additional Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $20,000
b.	Chair of the Compensation Committee: $12,000
c.	Chair of the Nominating and Corporate Governance Committee: $10,000

3.	Additional Annual Committee Member Service Retainer (other than to Committee Chairs):

a.	Member of the Audit Committee: $10,000
b.	Member of the Compensation Committee: $6,000
c.	Member of the Nominating and Corporate Governance Committee: $5,000

B.	Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2025 Equity Incentive Plan, as may be amended from time to time, or any successor plan, (the “Plan”), subject to the stockholders’ approval of the Plan. All equity awards granted pursuant to this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service or Corporate Transaction (as defined in the Plan), in each case as provided in the Plan).

(i) Initial Grant. On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee, granted a stock option award for 20,000 shares (“Initial Grant”). The shares subject to each Initial Grant will vest in equal annual installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through immediately prior to the Change in Control.

(ii) Annual Grant. On the date of each annual stockholder meeting held after the Effective Date, for each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected to the Board at such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee, granted a stock option for 10,000 shares (the “Annual Grant”). In addition, each Eligible Director who is first elected to the Board following the Effective Date and other than at an annual stockholder meeting will be automatically, and without further action by the Board or Compensation Committee, granted an Annual Grant, prorated for the number of months remaining until the next annual stockholder meeting. The shares subject to the Annual Grant will vest on the one-year anniversary of the date of grant, provided that the Annual Grant will in any case be fully vested on the date of the Company’s next annual stockholder meeting (or the date immediately prior to the Company’s next annual stockholder meeting if the Eligible Director’s service as a director ends at such meeting due to the Eligible Director’s failure to be re-elected or the Eligible Director not standing for re-election), subject to the Eligible Director’s Continuous Service through such vesting date and will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through immediately prior to the Change in Control.

The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting our Common Stock, or any distribution to holders of our Common Stock other than an ordinary cash dividend, including without limitation any stock split or reverse stock split that occurs in connection with the initial public offering of the Company’s Common Stock.

C.	Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to an Eligible Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.

D.	Ability to Decline Compensation

An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

E.	Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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